                                                                    EXHIBIT 9(c)

                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    BETWEEN

                            AIM ADVISOR FUNDS, INC.

                             A I M  ADVISORS, INC.

                                      AND

                           A I M FUND SERVICES, INC.

                               TABLE OF CONTENTS


                                                                                                                     PAGE
ARTICLE 1                 TERMS OF APPOINTMENT; DUTIES OF THE TRANSFER AGENT  . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 2                 FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 3                 REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT  . . . . . . . . . . . . . . . . . . . . 3

ARTICLE 4                 REPRESENTATIONS AND WARRANTIES OF THE FUND  . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE 5                 REPRESENTATIONS AND WARRANTIES OF AIM . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE 6                 INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE 7                 COVENANTS OF THE FUND AND THE TRANSFER AGENT  . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE 8                 TERMINATION OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE 9                 ADDITIONAL PORTFOLIOS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE 10                ASSIGNMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE 11                AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE 12                TEXAS LAW TO APPLY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE 13                MERGER OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE 14                COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

                     TRANSFER AGENCY AND SERVICE AGREEMENT

         AGREEMENT made as of the 4th day of August, 1997, by and between AIM ADVISOR FUNDS, INC. , a Maryland Corporation, having its principal office and place of business at 11 Greenway Plaza, Suite 100, Houston, Texas 77046 (the "Fund"), A I M Advisors, Inc., a Delaware Corporation ("AIM") and A I M Fund Services, Inc., a Delaware corporation both having their principal office and place of business at 11 Greenway Plaza, Suite 100, Houston, Texas 77046 (the "Transfer Agent").

         WHEREAS, the Transfer Agent is registered as such with the Securities and Exchange Commission (the "SEC");

         WHEREAS, the Fund is authorized to issue shares in separate series and classes, with each such series representing interests in a separate portfolio of securities and other assets and each such class having different distribution arrangements;

         WHEREAS, the Fund on behalf of each class of each of the portfolios thereof (the "Portfolios") desires to appoint the Transfer Agent as its transfer agent, and agent in connection with certain other activities, with respect to the Portfolios, and the Transfer Agent desires to accept such appointment; and

         WHEREAS, the Fund and AIM have entered into an Operating Services Agreement which provides, among other things, that AIM assume the fees and expenses of transfer agent services;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE 1
               TERMS OF APPOINTMENT; DUTIES OF THE TRANSFER AGENT

         1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the authorized and issued shares of beneficial interest of the Fund representing interests in each class of each of the respective Portfolios ("Shares"), dividend disbursing agent, and agent in connection with any accumulation or similar plans provided to shareholders of each of the Portfolios (the "Shareholders"), including without limitation any periodic investment plan or periodic withdrawal program, as provided in the currently effective prospectus and statement of additional information (the "Prospectus") of the Fund on behalf of the Portfolios.

         1.02 The Transfer Agent agrees that it will perform the following services:

         (a) The Transfer Agent shall, in accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable, and the Transfer Agent:

                 (i) receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Articles of Incorporation and By-Laws of the Fund (the "Custodian");

                 (ii) pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                 (iii) receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

                 (iv) at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the Fund;

                 (v) effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                 (vi) prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the Shares;

                 (vii) maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

                 (viii) record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-1O(e) a record of the total number of Shares which are authorized, based upon data provided to it by the Fund, and issued and outstanding.

         The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which function shall be the sole responsibility of the Fund.

         (b)     In addition to the services set forth in the above paragraph
(a), the Transfer Agent shall: (i) perform the customary services of a transfer agent, including but not limited to: maintaining all Shareholder accounts, mailing Shareholder reports and prospectuses to current Shareholders, preparing and mailing confirmation forms and statements of accounts to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

         (c) Procedures as to who shall provide certain of these services in Article 1 may be established from time to time by agreement between the Fund on behalf of each Portfolio and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

                                   ARTICLE 2
                               FEES AND EXPENSES

         2.01 For performance by the Transfer Agent pursuant to this Agreement, AIM agrees on behalf of each of the Portfolios to pay the Transfer Agent fees as set out in the initial fee schedule attached hereto. Such fees and out-of- pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between AIM and the Transfer Agent.

         2.02 In addition to the fee paid under Section 2.01 above, AIM agrees to reimburse the Transfer Agent for out-of-pocket expenses or advances incurred by the Transfer Agent for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of AIM or the Fund, will be reimbursed by AIM on behalf of the applicable Shares.

          2.03 AIM agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Transfer Agent by AIM at least seven (7) days prior to the mailing date of such materials.

                                   ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

         The Transfer Agent represents and warrants to the Fund that:

         3.01 It is a corporation duly organized and existing and in good standing under the laws of the state of Delaware.

         3.02 It is duly qualified to carry on its business in Delaware and in Texas.

         3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

         3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         3.06 It is registered as a Transfer Agent as required by the federal securities laws.

         3.07 This Agreement is a legal, valid and binding obligation to it.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF THE FUND

         The Fund represents and warrants to the Transfer Agent that:

         4.01 It is a corporation duly organized and existing and in good standing under the laws of Maryland.

         4.02 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

         4.03 All proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

         4.04 It is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended.

         4.05 A registration statement under the Securities Act of 1933, as amended on behalf of each of the Portfolios is currently effective and will remain effective, with respect to all Shares of the Fund being offered for sale.


                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF AIM

AIM represents and warrants to the Transfer Agent that:

         5.01 It is a corporation duly organized and existing and in good standing under the laws of the state of Delaware.

         5.02 It is duly qualified to carry on its business in Delaware and Texas.

         5.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

         5.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         5.05 This Agreement is a legal, valid and binding obligation to it.

                                   ARTICLE 6
                                INDEMNIFICATION

         6.01 The Transfer Agent shall not be responsible for, and the Fund shall on behalf of the applicable Portfolio, indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

         (b) the Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder;

         (c) the reliance on or use by the Transfer Agent or its agents or subcontractors of information, records and documents or services which (i) are received or relied upon by the Transfer Agent or its agents or subcontractors and/or furnished to it or performed by on behalf of the Fund, and (ii) have been prepared, maintained and/or performed by the Fund or any other person or firm on behalf of the Fund; provided such actions are taken in good faith and without negligence or willful misconduct;

         (d) the reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Fund on behalf of the applicable Portfolio; provided such actions are taken in good faith and without negligence or willful misconduct; or

         (e) the offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

         6.02 The Transfer Agent shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Transfer Agent as result of the Transfer Agent's lack of good faith, negligence or willful misconduct.

         6.03 At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable to and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

         6.04 In the event either such party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

         6.05 Neither the Fund nor the Transfer Agent shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

         6.06 In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which either the Fund or the Transfer Agent may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

                                   ARTICLE 7
                  COVENANTS OF THE FUND AND THE TRANSFER AGENT

         7.01 The Fund shall, upon request, on behalf of each of the Portfolios promptly furnish to the Transfer Agent the following:

         (a) a certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

         (b) a copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

         7.02 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

         7.03 The Transfer Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         7.04 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

                                   ARTICLE 8
                            TERMINATION OF AGREEMENT

         8.01 This Agreement may be terminated by either the Fund or the Transfer Agent upon sixty (60) days written notice to the other.

         8.02 Should the Fund exercise its right to terminate this Agreement, all out-of-pocket expenses associated with the movement of records and material will be borne by AIM on behalf of the applicable Portfolios. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees.

         8.03 AIM may terminate its obligations under this Agreement upon sixty (60) days written notice to the Fund and to the Transfer Agent.

                                   ARTICLE 9
                             ADDITIONAL PORTFOLIOS

         9.01 In the event that the Fund establishes one or more series of Shares in addition to the Portfolios with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

                                   ARTICLE 10
                                   ASSIGNMENT

         10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other parties.

         10.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         10.03 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with any entity which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934 as amended ("Section 17A(c)(1)"); provided, however, that the Transfer Agent shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

                                   ARTICLE 11
                                   AMENDMENT

         11.01 This Agreement may be amended or modified by a written agreement executed by all parties and authorized or approved by a resolution of the Board of Directors of the Fund.

                                   ARTICLE 12
                               TEXAS LAW TO APPLY

         12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Texas.

                                   ARTICLE 13
                              MERGER OF AGREEMENT

         13.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

                                   ARTICLE 14
                                  COUNTERPARTS

         14.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.



                                           AIM ADVISOR FUNDS, INC.


                                           By: /s/ ROBERT H. GRAHAM
                                               -------------------------------
                                               President

ATTEST:


/s/ OFELIA M. MAYO
------------------------------
Assistant Secretary


                                           A I M FUND SERVICES, INC.


                                           By:/s/ JOHN CALDWELL
                                              -------------------------------
                                              President

ATTEST:


 /s/ NANCY L. MARTIN
------------------------------
Assistant Secretary


                                           Solely With Respect to Article 2,
                                           Paragraph 8.02 and Paragraph 8.03
                                           and the Fee Schedule

                                           A I M  Advisors, Inc.


                                           By: /s/ ROBERT H. GRAHAM
                                               -------------------------------
                                           President

ATTEST:


 /s/ DAVID L. KITE
------------------------------
Assistant Secretary

                                  FEE SCHEDULE

 1. For performance by the Transfer Agent pursuant to this Agreement, A I M agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $ .70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.

                                                              Per Account Fee
                 Fund Type                                       Annualized
                 ---------                                       ----------
                 Class A Annual/Semi-Annual Dividends              $15.15
                 Class A Quarterly & Monthly Dividend               17.15
                 Class A Daily Accrual                              19.65
                 Class B                                            19.65
                 Class C                                            19.65

 2. The Transfer Agent shall provide AIM with an annualized credit to the monthly billings of (a) $1.50 for each open account in excess of 100,000 open Funds Accounts up to and including 125,000 open Funds Accounts; (b) $1.75 for each open account in excess of 125,000 open Funds Accounts up to and including 150,000 open Funds Accounts; (c) $2.00 for each open Funds Account in excess of 150,000 open Funds Accounts up to and including 200,000 open Funds Accounts; (d) $2.25 for each open Funds Accounts in excess of 200,000 open Funds Accounts up to and including 500,000 open Funds Accounts; (e) $2.50 for each open Funds Account in excess of 500,000 open Funds Accounts up to and including 1,000,000 open Funds Accounts; and (f) $3.00 for each open Funds Account in excess of 1,000,000 open Funds Accounts.

 3. In addition, on January 1 of the years 1998, 1999 and 2000 the Remote Services Fee pursuant to the Remote Services Agreement with First Data Investor Services Group, Inc. (formerly,The Shareholder Services Group, Inc.), may be increased by First Data in an amount equal to the lesser of the cumulative percentage increase in the then current Consumer Price Index (for All Urban Consumers) or its successor index, or 7% of the Remote Services Fees charged to the Fund for the preceding twelve (12) month period.

 4.  Other Fees

     IRA Annual Maintenance Fee                   $10 per IRA account per year
                                                  (paid by investor per tax I.D.
                                                  number).

     Balance Credit                               The total fees due to the
                                                  Transfer Agent from all
                                                  funds affiliated with the
                                                  Fund shall be reduced by an
                                                  amount equal to one half of
                                                  investment income earned by
                                                  the Transfer Agent on the DDA
                                                  balances of the disbursement
                                                  accounts for those funds.

     Remote Services Fee                          The annualized fee per
                                                  shareholder account payable
                                                  monthly is:
                                                  -   $3.60/per open account
                                                      for the first 1.5
                                                      million open accounts
                                                  -   $2.25/per open account
                                                      for any open accounts in
                                                      excess of 1.5 million
                                                  -   $1.80/per closed account.

 5.  OUT-OF-POCKET EXPENSES

     A I M shall reimburse the Transfer Agent monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

          -   Microfiche/microfilm production & equipment
          -   Magnetic media tapes and freight
          -   Printing costs, including, without limitation, certificates, envelopes, checks, stationery, confirmations and statements
          -   Postage (bulk, pre-sort, ZIP+4, barcoding, first class, forwarding) direct pass through to the Fund
          -   Due diligence mailings
          -   Telephone and telecommunication costs, including all lease, maintenance and line costs
          -   Ad hoc reports
          -   Proxy solicitations, mailings and tabulations
          -   Daily & Distribution advice mailings
          -   Shipping, Certified and Overnight mail and insurance
          -   Year-end form production and mailings
          -   Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
          -   Duplicating services
          -   Courier services
          -   Banking charges, including without limitation incoming and outgoing wire charges @ $8.00 per wire
          -   Rendering fees as billed
          -   Federal Reserve charges for check clearance
          -   Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
          -   Third party audit reviews
          -   All client specific Systems enhancements will be at the Funds' cost.
          -   Certificate Insurance
          -   Such other miscellaneous expenses reasonably incurred by the Transfer Agent in performing its duties and responsibilities under this Agreement
          -   Checkwriting fee of $.75 per check redemption.


     A I M agrees that postage and mailing expenses will be paid on the day of or prior to mailing. In addition, A I M will promptly reimburse the Transfer Agent for any other unscheduled expenses incurred by the Transfer Agent whenever A I M and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.

     IN WITNESS WHEREOF, the parties have caused this Schedule A to be dated as of this 4th day of August, 1997. .


                                         A I M Advisors, Inc.



                                         By: /s/ ROBERT H. GRAHAM
                                             --------------------------------
                                             Robert H. Graham
                                             President



                                         A I M Fund Services, Inc.



                                         By: /s/ JOHN CALDWELL
                                             --------------------------------
                                             John Caldwell
                                             President






                                       12